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                                                                   EXHIBIT 10.40


                       AMENDMENT TO EMPLOYMENT AGREEMENT

       This Amendment to Employment Agreement is entered into as of this 5th day of March, 1997 by and between David P. Tusa (the "Executive") and Serv-Tech, Inc. (the "Company").

       Reference is made to that certain Employment Agreement dated August 29, 1994 by and between the Executive and the Company (as amended, the "Employment Agreement"). The Employment Agreement is hereby amended as follows:

1. Section 3.1 of the Employment Agreement shall be amended to read in full as follows:

       Section 3.1.  Basic Severance Payment.

                     (a) If the Executive incurs a Qualifying Termination at any time after the Effective Date, the Company shall pay to the Executive in a lump sum within 30 days of the Qualifying Termination, a cash amount equal to:

                     (i)    the greater of:

                     (A) his Base Salary (plus car allowance) for the 18-month period ending immediately before the Change in Control occurs; or

                     (B) his Base Salary (plus car allowance) for the 18-month period ending immediately before the Qualifying Termination occurs, minus

                     (ii)   the Reduction Amount (as defined below).

                     (b) The Reduction Amount shall be the minimum amount required (which may be zero but may not be less than zero) so as to avoid the making of "excess parachute payments" that would subject the Executive to excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended from time to time (the "Code") or would be nondeductible by the Company for Federal income tax purposes by reason of Section 280G of the Code. The Reduction Amount shall be determined by independent firms of certified public accountants in accordance with the Code and any applicable regulations thereunder and interpretations thereof. All expenses incurred in making such determinations, whether incurred by the accounting firms, by the Company, or by the Executive, shall be paid directly by the Company. In determining the Reduction Amount, the accounting firms shall take into account any and all compensation and benefits to which the Executive may be entitled, to the extent that such compensation and benefits are to be taken into account under applicable law in making such a determination, and shall take into account and apply, to the extent permissible under applicable law, the provisions of
Section 280G of the Code relating to the reasonable compensation for personal services.
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                     (c)    The Company agrees to cooperate reasonably with the
Executive to avoid the making of any excess parachute payments, including without limitation (i) assisting the Executive in establishing that some or all of the payments received by the Executive contingent on a change described in
Section 280G(b)(2)(A)(i) of the Code ("Change in Control") are reasonable compensation for personal services actually rendered by the Executive before the date of such change or to be rendered by the Executive on or after the date of such change, or (ii) changing the terms of any options to acquire common stock of the Company that the Executive holds in a manner not materially adverse to the Company in order to minimize the value of any acceleration of such option upon a Change in Control, such as by reducing the period during which the options are exercisable following a Change in Control.
Notwithstanding the foregoing, the Company shall not be required to take any actions which its tax advisor advises it in writing (i) is improper or (ii) exposes the Company to material liability.

                     (d) The Company shall make any payment required to be made under this Agreement in cash and on demand. Any payment required to be paid by the Company under this Agreement which is not paid within five days of receipt by the Company of the Executive's demand therefor shall thereafter be deemed delinquent, and the Company shall pay to the Executive immediately upon demand interest at the highest nonusurious rate per annum allowed by applicable law from the date such payment becomes delinquent to the date of payment of such delinquent sum.

2. Section 6.2 of the Employment Agreement shall be amended to read in full as follows:

       Section 6.2. Non-Competition. To induce the Company to enter into this Agreement, the Executive agrees that, from the Effective Date until the first to occur of

                     (a)    the Executive's Retirement;

                     (b) the first anniversary date of a termination of his employment under Section 1.6(d) or due to a Qualifying Termination; and

                     (c)    a material breach by the Company of this Agreement;

the Executive shall not engage in as an officer, director, owner, partner, promoter, consultant, manager, or otherwise, or assist in or carry on through a proprietorship, corporation, partnership or other form of business entity, the business of providing turnaround services, consisting of turnaround planning and management, heat exchanger services, and tower and vessel maintenance. $25,000 of any payments made by the Company to the Executive pursuant to
Section 1.6(d) or Section 3.1 of this Agreement shall be made in consideration for the Executive's agreements contained in this Section 6.2.
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       IN WITNESS WHEREOF, the undersigned have executed this Amendment to
Employment Agreement as of the date first set forth above.


                                        SERV-TECH, INC.


                                        By: /s/ FRANK PERRONE
                                           -------------------------------------
                                        Name:   Frank Perrone
                                              ----------------------------------
                                        Title:  Vice President, Secretary
                                              ----------------------------------


                                        /s/ DAVID P. TUSA
                                        ----------------------------------------
                                            David P. Tusa